SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2003

HORIZON GROUP PROPERTIES, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	0-24123	38-3407933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 West Wacker Drive, Suite 4200 Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 917-8870

N/A
(Former Name or Former Address, if Changed Since Last Report)

ITEM 9.  Regulation FD Disclosure and ITEM 12.  Results of Operations and Financial Condition.

On March 31, 2003, Horizon Group Properties, Inc. (the “Company”) issued a press release announcing its results of operations for the fourth quarter of 2002.

The Company believes that Funds From Operations (“FFO”), along with cash flows from operating activities, financing activities and investing activities, is a helpful measure of the operating performance of real estate investment trusts (“REITs”).  The National Association of Real Estate Investment Trusts (“NAREIT”) issued a White Paper on FFO in April 2000 that defines FFO as follows:

FUNDS FROM OPERATIONS means net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

The Company has adopted this definition in computing its FFO.  As outlined in the White Paper, the Company includes gains (or losses) on non-depreciable real estate assets, including land parcels, in its FFO.  Consistent with NAREIT’s exclusion of the gains (or losses) from sales of property, the Company excludes its provision for impairment in its calculation of FFO.

The Company’s calculation of FFO may not be comparable to other REITs if they do not define similarly entitled items exactly as the Company defines them.  FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to either net income or cash flows from operating activities computed under GAAP.  The reconciliation of net income to FFO is included as an exhibit to the attached press release.

The press release announcing the fourth quarter 2002 earnings is attached hereto as Exhibit 99.2.

ITEM 7.  Exhibits.

(c)           Exhibits.

Exhibit Number	Description

99.2	Press release issued by the Company on March 31, 2003 announcing fourth quarter 2002 earnings

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON GROUP PROPERTIES, INC.

Date:	April 3, 2003	By:	/s/ David R. Tinkham
			Name:	David R. Tinkham
			Title:	Chief Financial Officer and Secretary